EXHIBIT 10.07(b)

        THIS AMENDMENT NO. 2, made and entered into as of the 5th day of December 1996, by and between PARK ELECTROCHEMICAL CORP., a New York corporation (hereinafter called the "Company"), having an office at 5 Dakota Drive, Lake Success, New York 11042, and JERRY SHORE (hereinafter called "Shore"), residing at Lighthouse Road, Sands Point, Long Island, New York (the "Amendment").

                                             WITNESSETH

        WHEREAS, the Company and Shore have previously executed and delivered an Amended and Restated Employment Agreement, dated as of February 28, 1994 (the "Original Agreement"), and an Amendment No. 1 thereto, dated as of March 1, 1995 ("Amendment No. 1"), relating to the employment of Shore by the Company; and

        WHEREAS, the Company and Shore wish to modify certain of the terms and conditions of the Original Agreement and Amendment No. 1 as hereinafter set forth;

        NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

        1. Paragraph (a) on Page 2 of Amendment No. 1 is hereby deleted in its entirety, and the following is inserted in lieu thereof:

        "(a)    "Payment Date" shall mean the earliest of (1) the date
        which is 30 days after the effective date of Shore's retirement from full-time employment with the Company, (2) the date which is 30 days after the date of Shore's death, (3) the date which is 30 days after the date of Shore's "disability" (as defined in the Original Agreement) or (4) the date which is 10 days after the date of the Company's receipt of Shore's written request for the payment to be made by the Company to Shore pursuant to
        Section 1 of Amendment No. 1."

        2. Entire Agreement. This Amendment and the Original Agreement and Amendment No. 1 together constitute the entire agreement between the parties with respect to the subject matter hereof, and may not be modified or amended except by an instrument in writing signed by the parties hereto.

        3. Successors and Assigns. This Amendment and all of its terms and conditions shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives and successors. This Amendment is personal and shall not be assignable by Shore or the Company except that, in the event of any consolidation with or merger into any other corporation by the Company or the sale or distribution of all or a substantial part of the assets of the Company to another corporation, the surviving or acquiring corporation shall assume this Amendment and become obligated to perform all of the terms and conditions hereof and Shore's obligations hereunder shall continue in favor of such corporation.

        4. Notices. All notices and other communications required or permitted to be given hereunder shall be given in accordance with Section 14 of the Original Agreement.

        5. No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

        6. Governing Law. This Amendment shall in all respects be construed and enforced in accordance with, and governed by, the laws of the State of New York which would be applicable to contracts made and to be performed in New York.





        IN WITNESS WHEREOF, the parties hereunto have duly executed this Amendment as of the date first above written.

                                PARK ELECTROCHEMICAL CORP.


                                By:
                                   Brian E. Shore
                                   President and Chief Executive Officer


                                By:
                                   Jerry Shore


APPROVED:
EXECUTIVE COMPENSATION COMMITTEE



Lloyd Frank



Norman Schneider



Anthony Chiesa


[exh1007b]